(G: TSX; GG: NYSE)

NOTICE
2004 FIRST QUARTER RESULTS

Toronto, Canada
April 13, 2004

GOLDCORP INC. (TSX: G; NYSE: GG) Rob McEwen, Chairman and CEO of Goldcorp Inc. is pleased to announce that Goldcorp will be releasing its First Quarter results during the evening of Wednesday, April 21, 2004.

An analyst meeting will be webcast live (audio only) at http://www.corporate-ir.net/ireye/ir_site.zhtml?ticker=GG&script=1020&item_id=ew,873266,1,80347,344151,394398,1&l ayout=6 on Thursday April 22, 2004 at 8:30 a.m. (EST). The press release will be posted on our website located at www.goldcorp.com.

Goldcorp's Red Lake Mine is the richest gold mine in the world. The Company is in excellent financial condition: has NO DEBT, a Large Treasury and Strong Cash Flow and Earnings. GOLDCORP is completely UNHEDGED and pays a dividend twelve times a year. Goldcorp's shares are listed on the New York and Toronto Stock Exchanges under the trading symbols of GG and G, respectively and its options trade on the American Stock Exchange (AMEX), the Chicago Board of Options Exchange (CBOE) and the Pacific Stock Exchange (PCX) in the United States and on the Montreal Exchange (MX) in Canada.

Corporate Office:

145 King Street West
Suite 2700
Toronto, Ontario
M5H 1J8
Telephone: (416)865-0326
Fax: (416)361-5741
e-mail: info@goldcorp.com
website: www.goldcorp.com